NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q3 2025

DALLAS (November 6, 2025) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended September 30, 2025. For the three months ended September 30, 2025, we reported net income attributable to common shares of $0.1 million or $0.01 per diluted share, compared to a net loss attributable to common shares of $17.5 million or $1.08 per diluted share for the same period in 2024.

Financial Highlights

•Total occupancy was 82% at September 30, 2025, which includes 94% at our multifamily properties and 58% at our commercial properties.
•During the three months ended September 30, 2025, we received our initial tranche of completed units from Alera, Bandera Ridge and Merano, which allows us to start the lease-up process.
•On October 10, 2025, we sold Villas at Bon Secour, a 200 unit multifamily property in Gulf Shores, Alabama, for $28,000. We used the proceeds from the sale to pay off the $18,767 loan on the property and for general corporate purposes.

Financial Results

Revenues increased $1.2 million from $11.6 million for the three months ended September 30, 2024 to $12.8 million for the three months ended September 30, 2025. The increase in revenue is primarily due to an increase of $0.3 million from our multifamily properties and $1.0 million from our commercial properties. The increase in revenue from our commercial properties is primarily due to an in occupancy at Stanford Center.

Net operating loss decreased $0.5 million from $2.1 million for the three months ended September 30, 2024 to $1.6 million for the three months ended September 30, 2025. Our decrease in net operating loss was due to a $1.2 million increase in revenue offset in part by a $1.0 million increase in operating expenses. The increase in operating expenses is primarily due to the increase in the cost of the lease-up properties and general and administrative expenses for the three months ended September 30, 2025.

Net income attributable to common shares increased $17.6 million from $17.5 million for the three months ended September 30, 2024 to $0.1 million for the three months ended September 30, 2025. The increase in net income is primarily attributed to a decrease in interest income and an increase in tax provision for the three months ended September 30, 2025 offset in part by an increase in gain on real estate transactions.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rental revenues	$11,919	$11,074	$34,856	$33,541
Other income	916	533	2,147	1,738
Total revenue	12,835	11,607	37,003	35,279
Expenses:
Property operating expenses	7,550	6,989	20,062	20,247
Depreciation and amortization	2,936	3,120	8,881	9,429
General and administrative	1,719	1,590	4,745	4,550
Advisory fee to related party	2,203	1,971	6,714	5,910
Total operating expenses	14,408	13,670	40,402	40,136
Net operating loss	(1,573)	(2,063)	(3,399)	(4,857)
Interest income	4,099	5,506	11,462	16,033
Interest expense	(1,691)	(2,123)	(5,288)	(5,958)
Equity in income from unconsolidated joint ventures	116	423	(24)	1,407
Gain on real estate transactions	755	(23,400)	5,593	(23,400)
Income tax provision	(1,386)	4,641	(1,197)	3,552
Net income (loss)	320	(17,016)	7,147	(13,223)
Net income attributable to noncontrolling interest	(191)	(444)	(1,226)	(1,319)
Net income (loss) attributable to common shares	$129	$(17,460)	$5,921	$(14,542)
Earnings per share
Basic and diluted	$0.01	$(1.08)	$0.37	$(0.90)
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043